Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, January 27, 2005	(302) 857-3745

DOVER MOTORSPORTS, INC. REPORTS IMPROVED RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2004

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the quarter and year ended December 31, 2004.

Earnings before income taxes for the year ended December 31, 2004 were $5,749,000 compared with a loss before income taxes of $24,363,000 in the prior year, which included asset impairment charges of $21,331,000. For the year ended December 31, 2004, net earnings were $2,440,000 or $.06 per diluted share compared with a net loss of $22,138,000 or $.56 per diluted share in the prior year.

For the year ended December 31, 2004, revenues were $93,617,000 compared with $93,626,000 in the prior year. The Company promoted three fewer major events in 2004 than in 2003 – the Grand Prix of Denver, the Grand Prix of St. Petersburg and an IRL event at its Gateway facility. On a comparable basis, revenues in 2004 improved by $7,575,000 or 8.8% over 2003. Operating and marketing expenses decreased by $6,432,000 in 2004 primarily as a result of discontinuing the three events. General and administrative expenses increased by $263,000 or 1.7% over the prior year and includes costs related to compliance with Sarbanes-Oxley which were approximately $375,000 in 2004 compared with none in the prior year.

For the quarter ended December 31, 2004, revenues were $3,167,000 compared with $3,603,000 for the fourth quarter of 2003. The Company promoted one major motorsports event during the quarter in each year, the NASCAR Busch Series event at Memphis Motorsports Park. Revenue from this event was 21% higher in 2004 primarily due to higher attendance and TV broadcast rights fees. Revenue in the fourth quarter of 2003 included $900,000 resulting from a settlement of a contractual dispute with a vendor for which the Company received a cash payment in connection with settling the dispute.

For the quarter ended December 31, 2004, operating and marketing expenses were essentially the same as the amount for the prior year’s fourth quarter. General and administrative expenses were $4,098,000 compared with $3,882,000 in the comparable quarter last year. The increase in the fourth quarter of 2004 was a result of higher wages, audit fees and consulting costs related to compliance with the Sarbanes Oxley Act of 2002.

Loss before income taxes in the fourth quarter of 2004 was $9,342,000 compared with a loss of $30,694,000 in the same quarter of the prior year, which included $21,331,000 of impairment charges for goodwill and other long-lived assets. Excluding impairment charges, the loss before income taxes in last year’s fourth quarter was $9,363,000.

For the quarter ended December 31, 2004, net loss was $3,673,000 or $.09 per diluted share compared with a net loss of $26,633,000 or $.67 per diluted share for the same period last year. The effective income tax rate in the fourth quarter was 60.7%, which is higher than statutory rates due to valuation allowances established on certain state net operating losses.

Cash flow provided by operating activities for the year ended December 31, 2004 increased by $4,657,000 or 30% to $20,255,000 compared with $15,598,000 for the prior year. Capital expenditures were $4,920,000 in 2004 compared with $3,117,000 last year. Capital expenditures in 2004 included $3,016,000 for the installation of SAFER walls at the Company’s four fixed facilities. As a result of the substantial improvement in cash flow, the Company reduced its indebtedness by $16,788,000 during the year to $45,489,000 at December 31, 2004.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate five motorsports tracks (four permanent facilities and one temporary circuit) in four states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports – NASCAR, NHRA, IRL and Champ Car. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park in Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS AND COMPREHENSIVE EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Revenues:
Admissions	$923	$474	$37,230	$38,874
Event-related revenue	1,436	1,648	32,277	34,724
Broadcasting revenue	582	447	22,229	18,250
Other revenue	226	1,034	1,881	1,778

	3,167	3,603	93,617	93,626

Expenses:
Operating and marketing	5,177	5,185	59,392	65,824
Impairment charges	—	21,331	—	21,331
General and administrative	4,098	3,882	15,414	15,151
Depreciation and amortization	2,424	2,572	9,635	10,594

	11,699	32,970	84,441	112,900

Operating (loss) earnings	(8,532)	(29,367)	9,176	(19,274)
Interest income	3	4	488	165
Interest expense	(813)	(1,331)	(3,915)	(5,254)

(Loss) earnings before income tax (benefit) provision	(9,342)	(30,694)	5,749	(24,363)
Income tax (benefit) provision	(5,669)	(4,061)	3,309	(2,225)

Net (loss) earnings	(3,673)	(26,633)	2,440	(22,138)
Change in minimum pension liability, net of income tax provision	(124)	(99)	(124)	(80)

Comprehensive (loss) earnings	$(3,797)	$(26,732)	$2,316	$(22,218)

Net (loss) earnings per common share:
- Basic	$(0.09)	$(0.67)	$0.06	$(0.56)

- Diluted	$(0.09)	$(0.67)	$0.06	$(0.56)

Average shares outstanding:
- Basic	40,073	39,955	40,024	39,880
- Diluted	40,073	39,955	40,056	39,880

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$134	$3,348
Accounts receivable	3,894	2,643
Inventories	223	259
Prepaid expenses and other	2,727	1,691
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	96
Income taxes receivable	—	5,819
Deferred income taxes	781	548

Total current assets	7,759	14,404
Property and equipment, net	224,973	229,603
Restricted cash	3,571	3,433
Other assets, net	1,385	1,434
Deferred income taxes	46	90
Goodwill	8,521	8,521

Total assets	$246,255	$257,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,947	$3,333
Accrued liabilities	5,550	4,587
Payable to Dover Downs Gaming & Entertainment, Inc.	2	—
Income taxes payable	324	—
Current portion of long-term debt	805	745
Deferred revenue	11,663	11,304

Total current liabilities	20,291	19,969
Notes payable to banks	27,000	43,045
Long-term debt	17,684	18,487
Other liabilities	64	85
Deferred income taxes	42,750	38,527
Stockholders’ equity:
Common stock	1,695	1,656
Class A common stock	2,324	2,344
Additional paid-in capital	128,542	127,783
Retained earnings	6,834	5,999
Accumulated other comprehensive loss	(527)	(410)
Deferred compensation	(402)	—

Total stockholders’ equity	138,466	137,372

Total liabilities and stockholders’ equity	$246,255	$257,485

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2004	2003
Operating activities:
Net earnings (loss)	$2,440	$(22,138)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	9,635	10,594
Amortization and write-off of credit facility fees	275	1,161
Amortization of deferred compensation	51	—
Impairment charges	—	21,331
Tax benefit of options exercised	6	500
Deferred income taxes	1,608	2,253
Changes in assets and liabilities:
Accounts receivable	(1,251)	883
Inventories	36	123
Prepaid expenses and other	(1,015)	1,776
Accounts payable	(1,386)	891
Accrued liabilities	767	(885)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	98	(371)
Income taxes payable/receivable	8,653	278
Deferred revenue	359	(776)
Other liabilities	(21)	(22)

Net cash provided by operating activities	20,255	15,598

Investing activities:
Capital expenditures	(4,920)	(3,117)
Restricted cash	(138)	250
Other	—	283

Net cash used in investing activities	(5,058)	(2,584)

Financing activities:
Repayments on notes payable to banks, net	(16,045)	(8,470)
Repayments of long-term debt	(743)	(682)
Proceeds from stock options exercised	319	155
Credit facility origination and amendment fees	(337)	(556)
Dividends paid	(1,605)	(1,598)

Net cash used in financing activities	(18,411)	(11,151)

Net (decrease) increase in cash and cash equivalents	(3,214)	1,863
Cash and cash equivalents, beginning of year	3,348	1,485

Cash and cash equivalents, end of year	$134	$3,348